FOR IMMEDIATE RELEASE

American Realty Capital Properties Affirms up to $250 Million Share Repurchase Program

New York, New York, August 21, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) affirmed today its intention to repurchase up to $250 million of ARCP’s outstanding common stock pursuant to its previously announced share repurchase program. Though ARCP has not executed repurchases under the share repurchase program since its original announcement on March 1, 2013 to date, it is renewing its intention to make periodic repurchases under the share repurchase program. The share repurchase program was originally authorized by ARCP’s board of directors in February 2013 and reauthorized yesterday. ARCP’s management will endeavor to evaluate the size and frequency of repurchases under the share repurchase program in further consultation with its board of directors, as it becomes necessary. Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes beginning in the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding ARCP and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)